KPMG LLP

Telephone

(514) 840-2100

Chartered Accountants

Fax

(514) 840-2187

600 de Maisonneuve Blvd. West

Internet

www.kpmg.ca

Suite 1500

Montréal Québec  H3A 0A3

COMMENTS BY AUDITORS FOR US READERS ON CANADA – US REPORTING DIFFERENCES TO THE BOARD OF DIRECTORS OF DOREL INDUSTRIES INC.

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) that refers to the audit report on the effectiveness of the Company's internal control over financial reporting. Our report to the shareholders dated March 14, 2007 is expressed in accordance with Canadian reporting standards, which do not require a reference to the audit report on the effectiveness of the Company's internal control over financial reporting in the financial statement auditors' report.

Chartered Accountants

Montreal, Canada

March 14, 2007

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.